As filed with the Securities and Exchange Commission on December 18, 2015

Registration No. 333-166829

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIMICRO INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

16/F Shining Tower

No. 35 Xueyuan Road, Haidian District

Beijing 100191, People’s Republic of China

(Address of registrant’s principal executive offices and zip code)

Vimicro International Corporation

2005 Share Incentive Plan (as amended)

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 890-8940

(Telephone number, including area code, of agent for service))

Copies to:

Jinming (Jimmy) Dong Chief Controller Vimicro International Corporation 16/F Shining Tower No. 35 Xueyuan Road, Haidian District Beijing 100191, People’s Republic of China (8610) 6894-8888	David T. Zhang, Esq. Benjamin Su, Esq. Kirkland & Ellis 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong S.A.R., China (852) 3761 3318

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

Vimicro International Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2010, File No. 333-166829 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value $0.0001 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to Vimicro International Corporation 2005 Share Incentive Plan, as amended and restated from time to time. A total of 18,000,000 Ordinary Shares were registered for issuance under the Registration Statement.

Vimicro China (Parent) Limited and Vimicro China Acquisition Limited (“Merger Sub”) and the Registrant entered into an Agreement and Plan of Merger on September 15, 2015 (as amended on November 3, 2015, the “Merger Agreement”). On December 18, 2015, the Registrant and Merger Sub filed a plan of merger with the Registrar of Companies of the Cayman Islands which was registered by the Registrar of Companies as of December 18, 2015 (the “Effective Time”), pursuant to which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, all of its securities registered under the Registration Statement that remained unsold or unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on December 18, 2015.

Vimicro International Corporation

By: /s/ Zhonghan (John) Deng
        Name: Zhonghan (John) Deng
        Title: Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Title	Date

/s/ Zhonghan (John) Deng	Director and Chief Executive Officer	December 18, 2015
Name: Zhonghan (John) Deng

/s/ Zhaowei (Kevin) Jin	Director and Co Chief Executive Officer	December 18, 2015
Name: Zhaowei (Kevin) Jin

/s/ Shengda Zan	Director	December 18, 2015
Name: Shengda Zan

/s/ Jinming (Jimmy) Dong	Chief Controller	December 18, 2015
Name: Jinming (Jimmy) Dong

/s/ Donald J. Puglisi	Authorized U.S. Representative	December 18, 2015
Name: Donald J. Puglisi
Managing Director
Puglisi & Associates